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                                                                                Exhibit 12
                                                                                Page 1 of 2



                           PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
                   STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                                (In Thousands)
                                                 UNAUDITED

                                                                   Nine Months Ended
                                                             September, 30    September, 30
                                                                 1995             1994

            OPERATING REVENUES                                 $741 097         $714 569

            OPERATING EXPENSES                                  587 412          591 631
              Interest portion of rentals (A)                     1 785            2 747
                  Net expense                                   585 627          588 884

            OTHER INCOME AND DEDUCTIONS:
              Allowance for funds used
                during construction                               3 456            2 778
              Other income/(deductions), net                     55 259          (63 626)
                  Total other income and deductions              58 715          (60 848)

            EARNINGS AVAILABLE FOR FIXED CHARGES
              AND PREFERRED STOCK DIVIDENDS (excluding
              taxes based on income)                           $214 185        $  64 837

            FIXED CHARGES:
              Interest on funded indebtedness                  $ 36 363        $  35 187
              Other interest (B)                                 12 499            8 088
              Interest portion of rentals (A)                     1 785            2 747
                  Total fixed charges                          $ 50 647        $  46 022

            RATIO OF EARNINGS TO FIXED CHARGES                     4.23             1.41

            Preferred stock dividend requirement                  1 158            2 551
            Ratio of income (loss) before provision for
              income taxes to net income (loss) (C)               162.1%           113.0%
            Preferred stock dividend requirement
              on a pre-tax basis                                  1 877            2 884
            Fixed charges, as above                              50 647           46 022
                  Total fixed charges and
                    preferred stock dividends                  $ 52 524        $  48 906

            RATIO OF EARNINGS TO COMBINED FIXED CHARGES
              AND PREFERRED STOCK DIVIDENDS                        4.08             1.33
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                                                                     Exhibit 12
                                                                     Page 2 of 2



                PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503

                                     (In Thousands)
                                      UNAUDITED






 NOTES:

 (A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

 (B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $6,891.

 (C) Represents income before provision for income taxes of $163,538 and $18,815, for the nine months ended September 30, 1995 and September 30, 1994, respectively, divided by net income of $100,857 and $16,645, respectively.
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